EXHIBIT 99.1

JOINT FILING AGREEMENT
        In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to Laboratory Corporation of America Common Stock, par value $0.10 per share, beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

November 12, 2005

	Longview Asset Management, LLC


	By: ___/s/ James A. Star______________
		James A. Star, President



	____/s/ James A. Star_________________
	James A. Star



	___/s/ Geoffrey F. Grossman___________
	Geoffrey F. Grossman, not individually but
	solely as trustee of the Edward Memorial Trust